                                                                   Exhibit 12.1
CONTINENTAL AIRLINES, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN MILLIONS)




                                Nine    Three    Nine     Three      Year Ended
                               Months   Months   Months   Months    December 31,     4/30/93  |  1/1/93
                               Ended    Ended    Ended    Ended   ----------------   through  |  through
                              9/30/97  9/30/97  9/30/96  9/30/96  1996  1995  1994   12/31/93 |  4/27/93  1992
                              -------  -------  -------  -------  ----  ----  ----   -------- |  -------  ----
Earnings:
 Earnings (Loss) Before
  Income  Taxes
   Minority interest and
   Extraordinary items          $518    $186     $348     $ 47    $428  $310  $(651)  ($ 52)  | ($977)  ($125)
 Plus:                                                                                        |
   Interest Expense(a)           126      42      129       40     165   213    241     165   |    52     153
   Capitalized interest          (23)     (9)      (2)      (1)     (5)   (6)   (17)     (8)  |    (3)     (6)
   Amortization of                                                                            |
    Capitalized interest           3       1        2        1       3     2      1       0   |     0       0
   Portion of Rent Expense                                                                    |
      Representative of                                                                       |
      interest Expense(a)        289     101      267       89     359   360    337      316  |    117     324
                                ----    ----     ----     ----    ----  ----  -----    -----  |   ----    ----
                                 913     321      744      176     950   879    (89)     321  |   ($10)    346
                                ----    ----     ----     ----    ----  ----  -----    -----  |   ----    ----
Fixed Charges:                                                                                |
Interest Expense(a)              126      42      129       40     165   213    241      165  |      52    153
 Portion of Rent Expense                                                                      |
 Representative of                                                                            |
  interest Expense(a)            289     101      267       89     359   360    337      216  |     117    324
                                ----    ----     ----     ----    ----  ----  -----    -----  |    ----   ----
Total Fixed Charges              415     143      396      129     524   573    578      381  |     469    177
                                ----    ----     ----     ----    ----  ----  -----    -----  |    ----   ----
Coverage Adequacy                                                                             |
 (Deficiency)                   $498    $178     $348     $ 47    $426  $306  $(667)   $ (60) |   $(379)  $(131)
                                ====    ====     ====     ====    ====  ====  =====    =====  |   =====   =====
Coverage Ratio                  2.20    2.24     1.88     1.36    1.81  1.53     NA       NA  |      NA      NA
                                ====    ====     ====     ====    ====  ====  =====    =====  |   =====   =====


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Note:  A vertical black line is shown is the table above to separate
       Continental's post-reorganized consolidated financial data of Holdings since they have not been prepared on a consistent basis of accounting.


(a) Includes Fair Market Value Adjustments resulting from the Company's emergence from bankruptcy.